UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – July 9, 2005

OMNICARE, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-8269	31-1001351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 East RiverCenter Boulevard Suite 1600 Covington, Kentucky	41011
(Address of Principal Executive Offices)	(Zip Code)

(859) 392-3300

(Registrant’s telephone number, including area code)

Not applicable

(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 9, 2005, Omnicare, Inc., a Delaware corporation (“Omnicare”) entered into an Agreement and Plan of Merger (the “Agreement”) with Hospice Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), excelleRx, Inc., a Delaware corporation (“excelleRx”), and certain of the stockholders and option holders of excelleRx. The Merger Agreement provides for the merger of Merger Sub with and into excelleRx, a privately held company, with excelleRx continuing as the surviving corporation and wholly-owned subsidiary of Omnicare (the “Merger”). Omnicare will pay $268,750,000 in cash as consideration in the Merger, subject to certain adjustments. Pursuant to the Merger Agreement, a portion of the Merger consideration will be placed in escrow to satisfy certain payments, Merger consideration adjustments and indemnification obligations of certain stockholders and option holders of excelleRx.

Under the terms of the Merger Agreement, at the effective time of the Merger, (i) all outstanding options and warrants to purchase shares of capital stock of excelleRx and (ii) all issued and outstanding capital stock of excelleRx will be automatically cancelled and converted into the right to receive a portion of the Merger consideration. The Merger is subject to regulatory approval and other customary conditions. The Merger is expected to close in the third quarter of 2005.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

On July 11, 2005, Omnicare issued a press release regarding the execution of the Agreement.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1	Agreement and Plan of Merger, dated as of July 9, 2005, by and between Omnicare, Inc., Hospice Acquisition Corp., excelleRx, Inc. and certain of the stockholders and option holders of excelleRx, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.

By:	/s/ CHERYL D. HODGES
Name: Cheryl D. Hodges
Title: Senior Vice President and Secretary

Dated: July 14, 2005